Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES TWO ACQUISITIONS

— AMPTEK, Inc. Broadens AMETEK’s Materials Analysis Capabilities —

— Luphos GmbH Adds Unique Technology to AMETEK’s Metrology Platform —

Berwyn, PA, August 5, 2014 – AMETEK, Inc. (NYSE: AME) today announced that it has completed two acquisitions:

•	AMPTEK, Inc., a privately held provider of x-ray detectors used to identify the composition of materials using x-ray fluorescence (XRF) within the metal, environmental monitoring, petrochemical, semiconductor and research markets

•	Luphos GmbH, a highly strategic technology acquisition which provides key non-contact metrology technology used in the measurement of complex aspherical lenses and optical surfaces

“Both AMPTEK and Luphos are excellent acquisitions and highly strategic additions to our Electronic Instruments Group. These businesses will allow us to expand our presence in materials analysis and dimensional metrology, two attractive growth platforms. These acquisitions also continue our very strong deployment of capital on acquisitions,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Amptek
Headquartered in Bedford, MA, Amptek provides instrumentation and detectors used in non-destructive materials analysis applications. The privately held manufacturer has annual sales of approximately $30 million.

Amptek is a leader in x-ray detectors used in portable and laboratory instrumentation utilizing x-ray fluorescence (XRF), electronics for nuclear and spaceflight instruments, and gamma-ray detectors for Homeland Security and nuclear emissions monitoring.

“Amptek is an excellent addition to our materials analysis businesses. Its products and technology nicely complement our existing materials analysis capabilities. They also expand our presence into a number of attractive market segments including bench top and life sciences applications,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

— More —

AMETEK Completes Two Acquisitions

“Amptek provides us with attractive sensor and detector technology as well as strong R&D development capabilities which will help to accelerate future technology developments for our served markets,” adds Mr. Hermance.

Amptek joins AMETEK as unit of its Materials Analysis Division within AMETEK’s Electronic Instruments Group (EIG) — a recognized leader in advanced monitoring, testing, calibrating, and display instruments with 2013 sales of $2.0 billion.

Luphos
Luphos GmbH has leading technology utilizing multi-wavelength laser interferometry (MWLI). Their non-contact metrology technology provides highly accurate, nanometer level measurements of complex lenses and optical surfaces.

“The acquisition of Luphos provides us with exciting technology which is highly complementary to our Taylor Hobson and Zygo dimensional metrology businesses. This technology expands our metrology capabilities across a wider range of measurement applications and profiles thereby providing our customers a broader product and technology portfolio to serve their measurement needs,” comments Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

Luphos joins AMETEK as a unit of its Ultra Precision Technology Division within AMETEK’s Electronic Instruments Group (EIG).

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include AMETEK’s ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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